Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE

Peabody Elects Georganne Hodges and Clayton Walker to Board of Directors

ST. LOUIS, November 20, 2025 – Peabody (NYSE: BTU) today announced its Board of Directors has elected Georganne Hodges and Clayton Walker as members of the company’s Board.

Ms. Hodges is an international board director and former energy chief financial officer with nearly 40 years of experience working across the energy industry value chain. Mr. Walker is a senior executive with more than 30 years’ experience in operations and strategic development across complex mining projects with emphasis in North and South America, Australia and Japan.

“We welcome Ms. Hodges and Mr. Walker to Peabody as we refresh the skills and expertise of the board of directors with their six-plus decades of experience,” said Peabody Chairman of the Board Bob Malone. “We are confident that their impressive backgrounds will bring valued and diverse perspectives in energy and mining to the Peabody board.”

Ms. Hodges currently serves as an independent Director and Audit Committee member on the Board of PBF Energy; as an independent Director and Audit Committee Chair, Compensation Committee, and Nominating & Governance committee member for National Gas Services Group; as well as the Chairman of the Board for BWC Terminals. Prior to her retirement, she served as Executive Vice President of Motiva Enterprises, a Saudi Aramco company, where she led the Supply, Trading & Logistics business. She also held the position of Chief Financial Officer for Spark Energy, Inc, a publicly traded retail energy company, where she successfully completed the company’s IPO in 2014. She began her career in public accounting and is a licensed CPA in Texas and a Certified Director of NACD. She holds a Bachelor of Business Administration, Accounting and Finance from the Hankamer School of Business at Baylor University.

Mr. Walker recently retired as Chief Growth and Development Officer, Copper at Rio Tinto plc, where he was responsible for safety, operational performance and growth. He previously served as Chief Operating Officer for Rio Tinto’s Copper product group, where he led global teams focused on growth and decarbonization through a world-class copper portfolio. His responsibilities included oversight of major operations and projects across the Americas, including Rio Tinto Kennecott in Utah and Resolution Copper in Arizona. Prior to joining Copper, he served as Chief Executive Officer and Executive Chairman of Iron Ore Company of Canada. He holds a Master of Business Administration from the University of Utah and a Bachelor of Science, Metallurgical Engineering from the University of Utah.

Ms. Hodges will serve as a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee. Mr. Walker will serve as a member of the Board’s Health, Safety, Security, and Environment Committee and Compensation Committee. With these additions, effective November 19, Peabody’s board has 10 members.

Peabody is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit peabodyenergy.com.

CONTACT:
Mary Compton
pr@peabodyenergy.com